EXHIBIT 1

JOINT FILING AGREEMENT

       Oliver Company Holdings, LLC and Roy T. Oliver hereby agree that the Schedule 13G to which is agreement is attached is filed on behalf of each of them.

Oliver Company Holdings, LLC

By:	/s/ ROY T OLIVER
Roy T. Oliver, Manager

/s/ ROY T. OLIVER
Roy T. Oliver